                                  SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                     Exchange Act of 1934 (Amendment No.  )

         Filed by the Registrant  [X]
         Filed by a Party other than the Registrant  [ ]

         Check the appropriate box:
         [X]  Preliminary Proxy Statement

                                     [ ]  Confidential, For Use of the
                                          Commission Only (as permitted by Rule
                                          14a-6(e)(2))

         [ ]  Definitive Proxy Statement
         [ ]  Definitive Additional Materials
         [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              IAT MULTIMEDIA, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

-------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

-------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

-------------------------------------------------------------------------------

     (3) Per unit price of other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

-------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

-------------------------------------------------------------------------------

     (5)  Total fee paid:

-------------------------------------------------------------------------------
[ ]  Fee paid previously without preliminary materials:

-------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

-------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement no.:

-------------------------------------------------------------------------------

     (3)  Filing Party:

-------------------------------------------------------------------------------

                                   [IAT Logo]


[NOTE: DATES WILL BE FILLED IN BY B&M AFTER THE U.S. SECURITIES AND EXCHANGE COMMISSION COMMENTS ON THIS PROXY'S SUBMISSION.]


                                July [__], 1998


Dear Fellow Stockholders:


         You are cordially invited to attend the Annual Meeting of Stockholders of IAT Multimedia, Inc. (the "Company") on Wednesday, July [__], 1998 at the offices of Baker & McKenzie, 805 Third Avenue, 23rd Floor, New York, New York 10022 at 10:00 a.m. A Notice of the Meeting, a Proxy and a Proxy Statement containing information about the matters to be acted upon at the meeting are enclosed.

         All holders of Common Stock as of the close of business on July [__], 1998 are entitled to vote at the Annual Meeting.

         A record of the Company's activities for the year 1997 is included in the Annual Report on Form 10-K enclosed herewith. We look forward to greeting as many of our stockholders in person as possible. Whether or not you attend the Annual Meeting, the Company requests that you please exercise your voting rights by completing and returning your Proxy promptly in the enclosed self-addressed, stamped envelope. If you attend the meeting and desire to vote in person, your Proxy will not be used.

         Thank you for your continued support of our Company.


                                            Sincerely,



                                            JACOB AGAM
                                            Chairman of the Board of Directors

                                   [IAT Logo]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                                July [__], 1998


To Our Stockholders:

         The Annual Meeting of Stockholders of IAT Multimedia, Inc. (the "Company"), a Delaware corporation, will be held at the offices of Baker & McKenzie, 805 Third Avenue, 23rd Floor, New York, New York 10022, on July [__], 1998 at 10:00 a.m. to act upon the following matters:

PROPOSAL NO. 1

         To elect six directors to serve for the ensuing year.

PROPOSAL NO. 2

         To ratify the appointment of Rothstein, Kass & Company, P.C. as independent auditors of the Company for the fiscal year ending December 31, 1998.

PROPOSAL NO. 3

         To ratify and approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of stock to 1,875,000 shares of Series A Preferred Stock, 10 million shares of preferred stock and 50 million shares of common stock.

PROPOSAL NO. 4

         To ratify and approve an amendment to the Company's By-laws to reduce the percentage of outstanding stock to constitute a quorum at meetings of stockholders.

         In addition, the Company will consider and act upon such other matters as may properly come before the meeting or any adjournment thereof. Information regarding the matters to be acted upon at the Annual Meeting is contained in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on July [__], 1998 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and any postponement or adjournment thereof. Accordingly, only holders of record of the Company's voting stock at the close of business on July [__], 1998 will be entitled to vote at the Annual Meeting and any adjournment or postponement thereof.

         Management sincerely desires the attendance of every stockholder at the Annual Meeting. It is recognized however, that some will be unable to attend.

         IN ORDER TO ACHIEVE A QUORUM REQUIRED TO CONDUCT BUSINESS AT THE ANNUAL MEETING, WE ASK THAT YOU VOTE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE SELF-ADDRESSED, STAMPED ENVELOPE. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU ARE LATER ABLE TO ATTEND IN PERSON.

                                            By order of the Board of Directors,



                                            --------------------------
                                            Secretary

                                   [IAT Logo]


                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                               ----------------

         This Proxy Statement is being furnished in connection with the solicitation of proxies on behalf of the Board of Directors of IAT Multimedia, Inc., a Delaware corporation (the "Company" or "Multimedia"), for use at the Company's Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, July [__], 1998 at the offices of Baker & McKenzie, 805 Third Avenue, 23rd Floor, New York, New York 10022 at 10:00 a.m., and any adjournments thereof.

         The Company's principal executive offices are located at Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300, Vogelsang-Turgi, Switzerland.

         This Proxy Statement and the enclosed proxy are scheduled to be mailed on or about July [__], 1998 to all stockholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

         Stockholders of record of the Company's voting stock at the close of business on July [__], 1998 are entitled to notice of, and to vote at, the Annual Meeting. A quorum is necessary to transact business at the Annual Meeting. The presence in person or by proxy of the holders of record of a majority of the combined voting power of the outstanding shares entitled to vote on each proposal shall constitute a quorum. Abstentions and broker non-votes (i.e., shares held by a broker for its customers that are not voted because the broker does not receive instructions from the customer or because the broker does not have discretionary voting power with respect to the item under consideration) will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business.

         At the record date there were issued and outstanding and entitled to vote at the Annual Meeting, [____] [B&M TO COMPLETE] shares of the Company's Common Stock, par value $.01 per share (the "Common Stock").

         In accordance with the Amended and Restated Certificate of Incorporation and By-Laws of the Company and the General Corporation Law of the State of Delaware a majority of the votes duly cast is required for approval of the Proposals to be acted upon at the Annual Meeting.

         Under the General Corporation Law of the State of Delaware, although abstaining votes and broker non-votes are deemed to be present for purposes of determining whether a quorum is present, abstaining votes and broker non-votes are not deemed to be votes duly cast. As a result, abstentions and broker non-votes will not be included in the tabulation of the voting results with respect to the proposals under consideration at the Annual Meeting and therefore with respect to such matters, abstentions and broker non-votes do not have the effect of votes in opposition.

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) filing with the Secretary of the Company, at or before the Annual Meeting, but in any event prior to the vote on the matter to which the revocation is sought, a written notice of revocation bearing a later date than the proxy; (ii) duly executing and submitting a subsequent proxy relating to the Annual Meeting; or (iii) voting in person at the Annual Meeting (although attendance at the Annual Meeting will not, in and of itself, constitute a revocation of proxy).

         Management knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the meeting upon which a vote may be taken, it is intended that shares represented by proxies in the accompanying form will be voted with respect thereto in accordance with the judgment of the person or persons voting such shares. Jacob Agam and Klaus Grissemann, or either of them, each with full power of substitution, have been designated as proxies to vote the shares solicited thereby.

         The cost of this solicitation or proxies will be borne by the Company. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and proxy materials to their principals and, upon request, the Company will reimburse them for their expense in so doing.

         Proposals of stockholders of the Company which are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Corporate Secretary of the Company no later than [_______ __], 1999 in order to be included in the proxy soliciting material relating to that meeting.

RECENT DEVELOPMENTS

         Private Placement

                  The Company entered into a securities purchase agreement (the "Purchase Agreement"), dated as of June 19, 1998, with two purchasers (the "Investors") and consummated the first transaction contemplated thereby ("Tranche A") in a private placement of its securities pursuant to Regulation
D. Tranche A consisted of the issuance of 198,255 shares of its common stock and $3 million aggregate principal amount of the Company's 5% Convertible Debentures due 2001 ("Debentures") in exchange for $5 million in cash. In addition, the Company issued five-year warrants to purchase 158,829 shares of common stock at a price equal to $13.25 per share, 120% of the Average Price (as defined in the Debentures; the "Warrants") to the Investors and the transaction's placement agent. The Company has undertaken to register with the Securities and Exchange Commission (the "SEC") the shares of common stock issued and subsequently issuable upon conversion of the Debentures issued in Tranche A within 75 days of their issuance.

                  The Debentures are immediately convertible into shares of Common Stock at the option of either the Company (subject to certain limitations) or the Investors. Resales of shares of common stock issued upon conversions at the option of the Investors are prohibited for a period of nine months from the date of issuance; thereafter, sales by the Investors are subject to certain volume limitations. Any portion of the Debentures remaining unconverted on the second anniversary of the effectiveness of the registration statement for the underlying shares shall convert automatically. The number of shares of Common Stock issuable upon conversion of the Debentures is the lesser of (i) 120% of the average of the closing bid prices from the five trading days immediately preceeding the Original Issue Date (as defined) and (ii) 87% of the average of the five lowest closing bid prices during the 15 Trading Days immediately preceding the conversion date. The conversion price on the Tranche A Closing Date (as defined in the Purchase Agreement) would have been $8.265 per share. The terms and conditions with respect to conversion of Debentures and the number of shares of Common Stock issuable thereunder are set forth in the Purchase Agreement and the Debentures which are incorporated herein by reference.

                  The Purchase Agreement also provides that, among other things, upon or simultaneously with the consummation of an acquisition which had positive EBITDA in its last fiscal quarter and revenues of at least DM 100 million in its most recent fiscal year, the Investors wil purchase up to $12 million aggregate principal amount of additional Debentures ("Tranche B"). Additional Warrants to purchase 141,171 shares of common stock are also issuable in Tranche B. The amount of Debentures issuable in Tranche B is limited to such amount, assuming the conversion of the full principal amount of such Debentures occurs on the Original Issue Date thereof and the payment of interest on account of such principal amount is made for the full term in shares of Common Stock, result in the issuance of a number of underlying shares which, when added to the number of underlying shares previously issued in respect of conversions of Debentures and as payment of interest theron and as are then issuable upon conversion in full of the unconverted principal amount of all previously issued Debentures and as payment of interest thereon in shares of Common Stock, as would equal 70% of the otherwise issuable amount.

                  The Company is also obligated to register the shares of Common Stock issuable upon exercise of the Warrants and upon conversion of the Debentures in Tranche B with the SEC and maintain such registration for three years or until the Investors have sold all such Common Stock. The complete terms and conditions relating to all such registration requirements are set forth in the Registration Rights Agreement which is incorporated herein.

                  In compliance with NASDAQ rules, at no time may the Investors convert Debentures into such number of shares of Common Stock as would exceed 19.99% of the outstanding Common Stock on the date of the closing of Tranche A unless the stockholders of the IAT approved such transaction. The Company will pay an amount in cash to the Investors for any conversions prohibited by such restriction 22 months after the effectiveness of the Registration Statement.

         New Directors

                  On June 24, 1998, the Company announced the appointment of two new members of the Board of Directors, Robert Weiss and Dr. Erich Weber. Robert Weiss, age 51, is a European-based PC specialist with 25 years of experience in the technology and professional computing industry. He is a senior consultant to various leading PC companies, and publishes on the industry. Dr. Erich Weber, 56, is an expert in data processing and related software, as well as co-founder and member of the Board of Directors of a Swiss EDP-consulting firm. Messrs. Weiss and Weber replace Reiner Hallauer and Arnold Wasserman who both recently resigned.

BACKGROUND

         Unless the context otherwise requires, the "Company" refers to IAT Multimedia, Inc., a Delaware corporation and its subsidiaries. The Company has two wholly owned subsidiaries, IAT AG, a corporation organized under Swiss law ("IAT AG"), IAT Germany, a corporation organized under German law ("IAT Germany"), and two 15% owned subsidiaries, Communications Systems, a corporation organized under German law ("Communications Systems") and IAT Communication AG, a corporation organized under Swiss law ("Communication AG"). The Company also owns 100% of the capital stock of the holder of all the general partnership interest in FSE Computer-Handel GmbH & Co. KG, a corporation organized under German law ("FSE"), and 80% of the limited partnership interests thereof. The Company expects to transfer its 80% ownership of FSE to IAT Germany in the second half of 1998.

         In March 1998, the Company transferred the business and certain of the assets and liabilities of its Swiss subsidiary and one of its German subsidiaries to newly organized companies in which the Company has a 15% interest (the "Spinoffs"). See "--Spinoffs." Unless otherwise specified, all references to the Company include FSE and give effect to the Spinoffs. The Company's functional currency is the Swiss Franc. The functional currency of FSE and IAT Germany is the German Deutsche Mark. Foreign currency amounts in the Company's consolidated financial statements have been converted into U.S. dollars. See "Note 2 of the Consolidated Financial Statements of IAT" contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1997 (the "Form 10-K").

         References to "U.S. Dollars" or "$" are to United States currency, and references to "Deutsche Mark" or "DM" and "Swiss Franc" or "SF" are to the German and Swiss currencies, respectively. The Company has presented its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. Amounts originally measured in Deutsche Mark and Swiss Franc for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52. For the convenience of the reader, translations of certain Deutsche Mark or Swiss Franc amounts into U.S. Dollars have been included herein, but should not be construed as a representation that such Deutsche Mark or Swiss Franc amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein.


                        SECURITY OWNERSHIP OF MANAGEMENT
                           AND PRINCIPAL STOCKHOLDERS

         The following table sets forth certain information regarding ownership of Common Stock as of June 17, 1998 by (i) each director of Multimedia, (ii) each of the Named Executive Officers, (iii) each person known by the Company to own beneficially more than five percent of the outstanding Common Stock, and
(iv) all executive officers and directors of the Company as a group. Unless otherwise indicated, the address of these directors and officers is c/o IAT Multimedia, Inc., Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300 Vogelsang-Turgi, Switzerland. The Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. See "Certain Relationships and Related Transactions."



NAME AND ADDRESS                                                Number of Shares          Percentage of Shares
OF BENEFICIAL OWNER                                            Beneficially Owned        Beneficially Owned (%)
-------------------                                            ------------------        ----------------------
Executive Officers and Directors:
Jacob Agam(1).............................................               --                          --
Klaus Grissemann..........................................          239,395(2)                     2.45
Alfred Simmet.............................................          171,949(3)                     1.77
Viktor Vogt...............................................          553,795(4)                     5.68

                                     - 3 -

NAME AND ADDRESS                                                Number of Shares          Percentage of Shares
OF BENEFICIAL OWNER                                            Beneficially Owned        Beneficially Owned (%)
-------------------                                            ------------------        ----------------------
Executive Officers and Directors:
Jacob Agam(1).............................................                --                          --
Klaus Grissemann..........................................           239,395(2)                     2.45
Alfred Simmet.............................................           171,949(3)                     1.77
Viktor Vogt...............................................           553,795(4)                     5.68
Volker Walther(5).........................................           993,254(6)                    10.19
5% or Greater Stockholders:
Behala Anstalt(7).........................................           592,804(8)                     5.93
Henilia Financial Ltd.(9).................................           594,694(10)                    5.95
Lupin Investments Services Ltd.(11).......................           592,804(12)                    5.93
Klaus-Dirk Sippel(13).....................................         1,055,923(14)                   10.45
Richard Suter(15).........................................           721,551(16)                    7.29
Vertical Financial Holdings Establishment(17).............         1,580,304(18)                   15.21

All executive officers and directors of the Company
    as a group (5 persons)................................         1,958,389(19)                   19.84

---------------
(1) Jacob Agam, the Co-Chairman of the Company, is the Chairman of the Board of Vertical Financial Holdings Establishment, a company organized under the laws of Lichtenstein ("Vertical"). Pursuant to an agreement between Orida and Vertical, Orida has the right to receive a portion of the profits from the sale of the shares held by Vertical. Mr. Agam is the Chairman of Orida. Mr. Agam disclaims beneficial ownership of the shares held by Vertical.

(2) Includes 15,151 shares of Common Stock which are held in escrow but in respect of which Mr. Grissemann retains the power to vote and includes 50,000 options which are currently exercisable. See "--Escrow Shares."

(3)  Includes 25,000 options which are currently exercisable.

(4) Includes 69,605 shares of Common Stock which are held in escrow but in respect of which Dr. Vogt retains the power to vote and 41,666 options which are currently exercisable See "--Escrow Shares."

(5)  Volker Walther's address is Pestalozziweg 8, D-34439, Willebadessen,
     Germany.

(6) Includes 52,500 shares held by Volker Walther, 50,000 options which are currently exercisable and 819,494 shares held by Walther Glas GmbH of which Mr. Walther is a majority shareholder. Also includes 58,765 and 12,495 shares of Common Stock which are held in escrow but in respect of which Mr. Walther and Walther Glas GmbH, respectively, retain the power to vote. See "--Escrow Shares."

(7)  The address of Behala Anstalt is Heiligkreuz 6, PL-9490 Vaduz,
     Liechtenstein.

(8) Includes 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Behala Anstalt and exercisable within 60 days. Also includes 23,712 shares of Common Stock which are held in escrow but in respect of which Behala Anstalt retains the power to vote. See "--Escrow Shares."

(9) The address of Henilia Financial Ltd. is 35A Regent Street, Belize City, Belize.

(10) Includes 297,347 shares of Common Stock issuable upon exercise of warrants beneficially owned by Henilia Financial Ltd. and exercisable within 60 days. Also includes 23,788 shares of Common Stock which are held in escrow but in respect of which Henilia Financial Ltd. retains the power to vote. See "--Escrow Shares."

(11) The address of Lupin Investments Services Ltd. is P.O. Box 3186, Tortola/BVI, Road Town, Tortola, British Virgin Islands.

(12) Includes 296,402 shares of Common Stock issuable upon exercise of warrants beneficially owned by Lupin Investments Services Ltd and exercisable within 60 days. Also includes 23,712 shares of Common Stock which are held in escrow but in respect of which Lupin Investments Services Ltd. retains the power to vote. See "--Escrow Shares."

(13) The address of Klaus-Dirk Sippel is Tannenweg 2, CH-5415 Nussbaumen, Switzerland Excludes 76,941 shares sold in October 1996 by Mr. Sippel to Mr. Jurgen Henning. While Mr. Sippel does not have any voting or dispositive power with respect to these shares, the agreement between Messrs Sippel and Henning provides that Mr. Sippel will share in the proceeds of the sale of Mr. Henning's shares.

(14) Includes 398,864 shares of Common Stock issuable upon exercise of Shareholder Warrants beneficially owned by Klaus-Dirk Sippel and exercisable within 60 days. Also includes 56,565 shares of Common Stock which are held in escrow but in respect of which Mr. Sippel retains the power to vote. See "--Escrow Shares."

(15) Richard Suter's address is Lendikerstrasse 25, CH-8484 Weisslingen, Switzerland.

(16) Includes 198,864 shares of Common Stock issuable upon exercise of Shareholder Warrants beneficially owned by Richard Suter and exercisable within 60 days. Also includes 45,815 shares of Common Stock which are held in escrow but in respect of which Mr. Suter retains the power to vote. See "--Escrow Shares."

(17) The address of Vertical Financial Holdings Establishment is
     Hombrechtikerstrasse 61, CH-8640 Rapperswil, Switzerland.

(18) Includes 690,152 shares of Common Stock issuable upon exercise of warrants beneficially owned by Vertical and exercisable within 60 days. Also includes 71,212 shares of Common Stock which are held in escrow but in respect of which Vertical retains the power to vote. See "--Escrow Shares."

(19) Includes options to purchase an aggregate of 166,666 shares of Common Stock which are currently exercisable.


                      PROPOSAL ONE - ELECTION OF DIRECTORS

         The By-laws of the Company authorize the Board of Directors (the "Board") to fix the number of Directors from time to time, but at no less than three Directors. The Board has fixed the number of Directors to be elected at this Annual Meeting at six. All directors hold office until the next annual meeting of stockholders following their election and until their successors are elected and qualified, subject to the provisions of the various agreements. See "--Rights to Nominate Directors." Officers who have not signed employment agreements with the Company serve at the discretion of the Board.

         If the enclosed Proxy is signed and returned, it will be voted FOR the election of the persons named below, as nominees for election as Directors, unless contrary directions are given therein. However, should any nominee become unavailable or prove unable to serve for any reason, the Proxy will be voted for the election of such other person as the Board may select to replace such nominee. The Board has no reason to believe that any of the nominees will not be available or will prove unable to serve.

DIRECTORS

      Nominees

         Each of Messrs. Agam, Grissemann, Walther, Vogt, Weber and Weiss currently serve as a directors of the Company. In addition, Messrs. Grissemann and Agam are executive officers of the Company.

      Name                  Age          Current Position with the Company
      ----                  ---          ---------------------------------

Jacob Agam...............   42        Chairman of the Board
Klaus Grissemann.........   54        Director and Chief Financial Officer
Viktor Vogt..............   50        Director
Volker Walther...........   36        Director
Erich Weber..............   56        Director

                                     - 5 -




Robert Weiss.............   51        Director

         Jacob Agam has served as the Co-Chairman of the Board of the Company since its organization in October 1996 and became the sole Chairman as of April 1, 1998 Mr. Agam is a founder and Chairman of Orida Capital Ltd. ("Orida"), a merchant banking and venture capital firm, and the Chairman of Vertical, a principal stockholder of the Company, since 1995. Mr. Agam, in his capacity as Chairman of Orida, spends a portion of his business time providing services to companies other than IAT. Orida provides services for Vertical pursuant to an agreement between Orida and Vertical. Mr. Agam received a law degree from Tel Aviv University in 1984 and an LLM degree in Securities and Corporate Finance from the University of Pennsylvania in 1986.

         Klaus Grissemann has served as Chief Financial Officer of the Company since its organization in October 1996 and was first elected to serve as a director in December 1996. Mr. Grissemann joined IAT AG in 1989 as Chief Financial Officer, was elected as a Director of IAT AG in 1993. From 1979 until 1988, Mr. Grissemann was Chief Financial Officer of Jaeger Le Coultre AG, a Swiss watch manufacturer. Mr. Grissemann graduated from Kantonale Handelsschule business school in Zurich.

         Volker Walther was first elected to serve as a director of the Company in December 1996. In 1996, Mr. Walther became Chief Executive Officer and majority shareholder of Walther Glas, a glass manufacturing company in Germany which produces car lights, household glassware and gift items, where he was general manager from 1993 to 1996 and buying manager from 1991 to 1993. Mr. Walther holds a degree in Economics from Ludwig Maximilian-University in Munich.

         Dr. Viktor Vogt has served as the Co-Chairman of the Board, Chief Executive Officer and President of the Company since its organization in October 1996 until the Spinoffs in March 1998. Since March 1998, Dr. Vogt has been a director of IAT and a consultant to IAT. Dr. Vogt is a co-founder and has served as Chief Executive Officer and director of IAT AG and Managing Director of IAT Germany since their formations in 1989 and 1990, respectively. He has also served as Chairman of the Board of IAT AG from October 1996 to March 1998. Prior to 1988, Dr. Vogt was Professor for mathematics and computer-science at the University of Erlangen-Nurnberg, Germany. He was a pioneer scientist at the Academy for Economics and Administration in Nurnberg in the implementation of computer science in education and published several works in the fields of multimedia, authoring and computer aided instruction
(CAI) systems. Dr. Vogt received his degree in Mathematics and Physics (Dr. rer. nat.) from Friedrich-Alexander University in Erlangen in 1980.

         Dr. Erich Weber was appointed as a director of the Company by the Board in June 1998, filling the vacancy created by the resignation of Arnold J. Wasserman. He also serves on the Audit and Compensation Committees. Dr. Weber's expertise is in information automation. He currently serves in management of Revi Informatik following ten years as a partner and Manager EDP consulting of Revisuisse Price Waterhouse, Zurich. Prior thereto, he was a department manager of infomatics for Migros Genossenschaftsbund and Alusuisse. Dr. Weber earned his doctorate in economic science from the University of Zurich in 1970.

         Robert Weiss was was appointed as a director of the Company by the Board in June 1998, filling the vacancy created by the resignation of Reiner Hallauer. He also serves on the Audit and Compensation Committees. In 1980 he founded Robert Weiss Consulting, an independent electrical engineering consultancy, and has served as its president since. Previously, he served nine years as a consultant to Alusuisse in its headquarters and department of research and development. Mr. Weiss received a degree in chemistry from Technical College Winterthur in 1970.

          THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR EACH OF
                           THE NOMINEES NAMED ABOVE.

  Rights to Nominate Directors

         So long as Vertical holds at least 10% of the Common Stock, Vertical has the right, but not the obligation, to nominate two persons as members of the management slate for election to the Company's Board of Directors. So long as Vertical holds at least 5% of such securities, it has the right, but not the obligation to nominate one such person. Mr. Agam, the Chairman of the Board, is the person designated by Vertical. Vertical intends to nominate a second director to the Board of Directors. The existence of such rights increases the control over the Company by its existing stockholders. Mr. Agam is the nominee of Vertical. See "Certain Relationships and Related Transactions -- Private Placement and Related Transaction."

COMMITTEES OF THE BOARD OF DIRECTORS

  Audit Committee

         The Audit Committee currently consists of Messrs. Walther, Weber and Weiss. The primary functions of the Audit Committee are to recommend engagement of the Company's independent public accountants and to maintain communications among such independent accountants, the Board of Directors and the Company's internal accounting staff with respect to accounting and audit procedures, the implementation of recommendations by such independent public accountants, the adequacy of the Company's internal controls and related matters.

  Compensation Committee

         The Compensation Committee currently consists of Messrs. Walther, Grissemann, Weber and Weiss. The principal functions of the Compensation Committee are to review the management organization and development, review significant employee benefit programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs and advise the Board accordingly.

     Compensation Committee Interlocks and Insider Participation

         During 1997 the Compensation Committee consisted of Messrs. Hallauer, Wasserman, Walther and Grissemann, none of whom is a current or former employee or officer of the Company, or any of its subsidiaries except Mr. Grissemann who, while not an employee of the Company, provides the services of a Chief Financial Officer and is indirectly compensated by the Company. See "--Agreements with Directors and Executive Officers."

      Underwriting Committee

         The Board of Directors has appointed Mr. Agam, Dr. Vogt and Mr. Grissemann to the Underwriting Committee. Pursuant to the provisions of the Stock Purchase Agreement (as defined herein), the Underwriting Committee shall consist of four members with two members appointed by each of Vertical and the Company. Vertical has not yet named its second nominee to the Underwriting Committee. Mr. Agam, as designated by Vertical, serves as the Chairman of the Underwriting Committee. The Underwriting Committee is vested with full and exclusive responsibility and authority on behalf of the Company to select an underwriter and to negotiate all of the terms and conditions of any underwriting. In the event that the Underwriting Committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the full Board of Directors of the Company provided that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

BOARD MEETINGS AND COMMITTEES

         The Company consummated its IPO on April 1, 1997. Since such date, the Board met seven times, the audit committee met one time and the compensation committee acted once by unanimous written consent.

REMUNERATION OF MANAGEMENT

         The following summary compensation table sets forth the aggregate compensation paid or accrued by the Company to Dr. Vogt, the Chief Executive Officer of the Company, and the three most highly compensated executive officers other than Dr. Vogt whose annual salary and bonus exceeded $100,000 (the "Named Executive Officers") during the fiscal year ended December 31, 1997:

                           SUMMARY COMPENSATION TABLE
              for the Years Ended December 31, 1997, 1996 and 1995

                                                                                             Long-Term Compensation

                                         Annual Compensation(1)                        Awards                         Payouts

                                                                    Other Annual     Restricted     Securities
         Name and                        Salary                     Compensation        Stock       Underlying       All other
    Principal Position        Year         ($)        Bonus ($)         ($)           Awards(s)     Options(#)    Compensation ($)
    ------------------        ----         ---        ---------         ---           ---------     ----------    ----------------
Viktor Vogt...............    1997       136,458        10,000          16,965(2)         --            --               --
                                                                         9,387(3)
                              1996       120,833            --          15,178(2)
                                                                         9,325(3)
                              1995       120,833         6,949(3)       13,955(2)
                                                                         9,325(3)
Klaus Grissemann                                                                          --            --
Chief Financial Officer(4)    1997       142,083
                              1996       136,163            --
                              1995       114,635            --
Franz Muller..............    1997        95,632            --           7,774(2)         --            --               --
                                                                         8,633(3)
                              1996        87,299            --           7,729(2)
                                                                         8,633(3)
                              1995        87,299            --           5,374(2)
                                                                         8,633(3)
Alfred Simmet(5)              1997        22,066
Chief Operating Officer of FSE

-----------------
(1) Compensation is paid in Swiss Francs and German Deutsche Marks and is converted into U.S. dollars at the exchange rate of $1.00 = 1.44 SF and $1.00 = 1.775DM on December 28, 1997.

(2) Pursuant to the pension system in existence in Switzerland, the Company contributes these amounts to pension funds selected by the executive officer from among several independent pension funds chartered by the government to collect pension contributions and to make pension payments upon retirement.

(3) Represents payments made by the Company for automobile leases for the Named Executive Officers.

(4) Mr Grissemann is not an employee of the Company His services are provided on a per diem basis by Grissemann Consulting S.A. See "--Employment, Consulting and Settlement Agreements."

(5) Mr Simmet became Chief Operating Officer of FSE on November 13, 1997 in connection with the acquisition of FSE. The compensation reflected in the Summary Compensation table is for the period from November 13, 1997 to December 31, 1997 See "--Employment, Consulting and Settlement Agreements."


OPTION/SAR GRANTS IN THE LAST FISCAL YEAR

         There were no options options granted or exercised in fiscal year 1997.


COMPENSATION OF DIRECTORS

         Directors of the Company currently do not receive any compensation as such, but directors who are not also executive officers of the Company are reimbursed for expenses incurred in connection with their service on the Board. The Company may establish differing compensation policies in the future. Pursuant to the provisions of the Stock Purchase Agreement, Vertical currently receives a monthly payment of $12,000, as compensation for the services of the Co-Chairman of the Company nominated by Vertical. Jacob Agam is the current nominee of Vertical.

AGREEMENTS WITH DIRECTORS AND EXECUTIVE OFFICERS

         Dr. Vogt

         The Company and Dr. Vogt have entered into an employment agreement effective as of March 1, 1997 and governed by Swiss law pursuant to which Dr. Vogt agreed to serve as the Company's Co-Chairman, Chief Executive Officer and President for a three year term subject to extension. The employment agreement provided that Dr. Vogt was to receive approximately, $140,000 in annual salary (based upon a fixed exchange rate of SF 1.35 = $1.00), a non-accountable expense allowance of SF 12,000 (approximately $8,333) and pension fund contributions, as well as a cash bonus in the amount of one half of one percent of the Company's net sales in excess of $5.0 million provided that such cash bonus will not be less than $10,000, and other customary fringe benefits In addition, Dr. Vogt is eligible to receive stock options for a number of shares of the Company's Common Stock to be determined by the Stock Option Committee. The employment agreement with Dr. Vogt also contained a provision prohibiting Dr. Vogt from competing with the Company for a period of two years from the date of expiration of his employment. During the two year non-competition period, the Company was required to compensate Dr. Vogt for the difference between his salary at the Company during the year prior to commencement of the non-competition period and any compensation he may receive from a third party during such period, if any, and to make payments of pension fund contributions on such compensation In the event the Company subsequently waives its rights under the non-competition provision, no compensation will be due to Dr. Vogt upon termination Additionally, the employment agreement provided that during its three year term each party may only terminate the employment agreement for gross misconduct of the other party without notice. However, Dr. Vogt may be relieved by the Company of his functions and duties at any time provided that all compensation continues to be paid until the expiration of the employment agreement.

         In connection with the Spinoffs, Dr. Vogt resigned from his positions as Co-Chairman and CEO of the Company and from management positions in the Company's subsidiaries and the employment agreement described above terminated as of April 1, 1998. Dr. Vogt continues to provide service to the Company as a director and a consultant. In addition, Dr. Vogt and the Company have agreed to a three-year consulting contract whereby Dr. Vogt will provide the Company with his services in respect of (i) evaluation and analysis of technology issues,
(ii) identification, evaluation and integration of acquisitions for the Company and (iii) such other matters as the Board of Directors of the Company may request and to which Dr. Vogt may agree. In connection with such consulting agreement, Dr. Vogt will be entitled to receive the sum of $2,000 per month for his normal duties. The Company and Dr. Vogt will negotiate fees for services above Dr. Vogt's normal duties. In addition, the Company will reimburse Dr. Vogt for his reasonable expenses in connection with his work for the Company. Dr. Vogt has also entered into a consulting agreement with FSE to help integrate IAT and FSE for which FSE will pay Dr. Vogt $2,000 per month, plus reimbursement of reasonable expenses, for such services. In addition, Dr. Vogt will receive options for 50,000 shares of Common Stock. See "--Stock Option Agreements."

         Mr. Grissemann

         Mr. Grissemann's services are provided on a per diem basis by Grissemann Consulting S.A. pursuant to an agreement (the "Grissemann Consulting Agreement"), dated September 1, 1992, and amended on December 19, 1994, between IAT AG and Grissemann Consulting S.A. The Grissemann Consulting Agreement has an indefinite term and provides that Mr Grissemann is responsible for the administration and accounting of IAT AG and that the amount of his business time which he is to devote to IAT AG's affairs is to be agreed among the parties but shall not be less than 30% of Mr. Grissemann's business time. Grissemann Consulting S.A. is paid a fee of SF 775 (approximately $538) per day to be amended yearly in line with increases in salary of IAT AG's other executive officers plus expenses of an automobile to be provided to Mr. Grissemann.

         Mr. Muller

         Franz Muller and IAT AG entered into an employment agreement on March 1, 1991 (the "Muller Employment Agreement") pursuant to which Mr. Muller was appointed Director of Product Development (Hardware), Technical Support of IAT AG. The Muller Employment Agreement has an indefinite term and provides for an annual salary of SF 110,110 (approximately $81,500), subject to increases in the Company's discretion, which have been made from time to time, and may be terminated by either party upon six months notice at the end of the calendar year. In addition, the Muller Employment Agreement contains a confidentiality provision which extends beyond termination of the employment relationship. The Muller Employment Agreement was amended effective as of July 1, 1993 to provide that Mr. Muller assigns to IAT AG any and all rights to work and computer programs which he develops singly or in cooperation with others during the performance of his duties. In connection with the Spinoffs, the Company's rights and obligations under the Muller Employment Agreement were transferred to Communication AG.

         Dr. Simmet

         On November 12, 1997, FSE entered into an employment agreement with Dr. Alfred Simmet to which Dr. Simmet agreed to become the Chief Operating Officer of FSE. The employment agreement provides that Dr. Simmet shall manage the business of FSE. In consideration thereof, FSE shall pay him a gross monthly salary of DM 25,000 (approximately $14,498), and reimburse him for travel, other business-related expenses and expenses of an automobile provided to Dr. Simmet. The employment agreement also provides that, in the event Dr. Simmet is temporarily prevented from performing his managerial duties through no fault of his own, FSE shall pay his full salary for up to a period of six months. The employment agreement is for a term of two years and may be terminated by either party upon six months notice, effective at the end of the calender year. The Purchase Agreement contains a non-competition clause which prohibits Dr. Simmet from, either directly or indirectly competing with the Company and FSE's current operations in those territories in which the Company and FSE are currently active until December 31, 2001.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCKHOLDERS' AGREEMENT

         Certain stockholders of the Company have entered into a stockholders' agreement (the "Stockholders' Agreement") dated as of February 27, 1997. Pursuant to the Stockholders' Agreement, Walther Glas and Messrs. Vogt and Sippel (the "Registration Rights Group") have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of Royce Investment Group, the underwriter for the IPO (the "Representative") for such sale, disposition or exercise, without Vertical's prior written consent until April 1, 1999. In addition, pursuant to the Stockholders' Agreement, all of the existing stockholders of the Company other than Vertical and the Registration Rights Group, have agreed not to sell or otherwise dispose of any shares of Common Stock or seek the consent of the Representative for such sale or disposition, without the prior written consent of each member of the Registration Rights Group and Vertical until April 1, 1999. In addition, the Stockholders' Agreement prohibits any sale or other disposition of shares of Common Stock until April 1, 1999 unless the acquiror (and any subsequent acquirors) of such shares becomes a party to the Stockholders' Agreement.

TRANSACTIONS UNDERTAKEN PRIOR TO ORGANIZATION AND FORMATION OF THE COMPANY

         Multimedia was formed in September 1996 as a holding company for the existing business of IAT AG and IAT Germany which were organized in 1989 and 1991, respectively. IAT AG and IAT Germany incurred operating losses since their inception. As a result, between May 1992 and April 1993, in compliance with Swiss law, IAT AG underwent a financial reorganization. IAT AG filed and was granted an application for a stay of payment with the applicable court in Switzerland and eventually reached a court approved agreement with its unsecured creditors to accept forgiveness of 90% of their claims and to be paid the remaining 10%. In addition, IAT AG also altered its capital structure in June 1993. Unless otherwise indicated, exchange rates in this section are historical.

         Since 1993 and in compliance with Swiss law, IAT AG took steps to safeguard the interests of its creditors and to raise capital to fund its operations by obtaining unsecured subordinated loans not bearing interest and having no specific maturity date from former stockholders of IAT AG (current stockholders of Multimedia) and by obtaining additional shareholders equity by increasing the share capital of IAT AG, which according to Swiss law is required to be fixed. The share capital was increased in various steps from SF
3.0 million to SF 10.0 million between 1993 and 1996 and, except for one instance where Robert Klein Handel & Co. GmbH was issued 1,500 shares of IAT AG for cash consideration of SF 1.875 million (approximately $1.49 million), and one instance in June 1993 where shareholders made their capital contribution of SF 0.3 million by transfer of the rights to certain proprietary licenses instead of by cash consideration, the 7,000 additional shares were either paid for in cash on the basis of one share for a cash payment of SF 1,000 or by converting loans into share capital on the basis of one share for each SF 1,000 in loan forgiveness. In October 1996, in connection with the formation of Multimedia, all of the 10,000 shares of IAT AG for which the shareholders of IAT AG had contributed SF 10.375 million (approximately $8.05 million at historic exchange rates) were exchanged (the "Exchange") for 4,375,000 shares of Common Stock of Multimedia and warrants to each of Messrs. Sippel, Suter and Holthuizen to purchase 198,864, 198,864 and 75,757 shares of Common Stock, at a purchase price equivalent to approximately $1.84 per share of Common Stock of Multimedia.

         In connection with the increase in share capital in July 1996, whereby IAT AG issued 900 shares to Volker Walther, a director and stockholder of Multimedia, for total consideration of SF 900,000 (approximately $714,300), bmp Management Consultants, also a stockholder of Multimedia, was paid a finders fee by the Company of approximately $60,000.

         During the period from August 1996 to October 1996, Walther Glas, a company controlled by Volker Walther, made several unsecured subordinated loans to IAT AG in the aggregate amounts of SF 900,000 (approximately $666,700) and DM 700,000 (approximately $440,700). These loans had an annual interest rate of 10% and were repaid on June 30, 1997 with a portion of net proceeds of the IPO.

         On November 6, 1996, Klaus-Dirk Sippel, a principal stockholder of Multimedia, made an unsecured subordinated loan to IAT AG in the amount of SF 650,000 (approximately $481,500). A portion of this loan was used to repay an unsecured non-interest bearing loan in the amount of SF 150,000 (approximately $111,000) made in February 1996 to IAT AG by Telefutura, a company controlled by Klaus-Dirk Sippel. This loan had an annual interest rate of 8% and principal and accrued interest was repaid on February 2, 1998. In December 1996, Vertical transferred 200,000 of the warrants it had purchased in the Private Placement (as defined herein) to Mr. Sippel.

Registration Rights

         The Company obtained an aggregate of approximately $764,000 in stockholder loans in February and March 1997 from Vertical, Walther Glas and Messrs. Vogt and Sippel which were repaid, together with accrued interest, from the net proceeds of the Company's IPO in April 1997. In connection with these loans, the Company granted registration rights to Walther Glas and Messrs. Vogt and Sippel evidenced by registration rights agreements (the "Registration Rights Agreements"). Pursuant to these agreements, each of these three stockholders have one demand and unlimited piggy-back registration rights for all of the shares of Common Stock owned by such stockholder except for Dr. Vogt whose registration rights are limited to 250,000 of his shares of Common Stock. The Registration Rights Agreements further provide that any demand registration at a minimum will include an amount of shares of Common Stock equal to 25% of the demanding stockholder's share ownership at the time of the IPO. In addition, the Registration Rights Agreements provide that any exercise of registration rights in such agreements is subject to Vertical's approval. Walther Glas and Messrs. Vogt and Sippel have entered into agreements with Royce Investment Group, Inc., (the "Representative") pursuant to which they have agreed not to sell, pledge or otherwise dispose of their shares of Common Stock until March 26, 2000 without the consent of the Representative and they have also entered into the Stockholders Agreement (as defined herein) in which they have agreed not to sell or otherwise dispose of any shares of Common Stock or exercise any registration rights, or seek the consent of the Representative for such sale, disposition or exercise, without Vertical's prior written consent until April 1, 1999.

HIBEG Loan

         In connection with the operations of IAT Germany, the capital was increased in 1993 and 1995 from the initial DM 100,000 (approximately $64,300) to the current DM 700,000 (approximately $450,000). In addition, on December 19, 1995, HIBEG, the 25.1% shareholder of IAT Germany, made an unsecured subordinated loan to IAT Germany in the amount of approximately DM 500,000 (approximately $321,467) which was increased in June 1996 to DM 750,000 (approximately $482,200) (the "HIBEG Loan"). The HIBEG Loan bears interest at 5% per annum payable semi-annually and will be increased to 10% per annum during the year when the retained earnings of IAT Germany exceeds DM 87,500 (approximately $56,300). IAT Germany will be required to make semi-annual payments of 10% of the principal starting on June 30, 2000 until the principal is repaid in full. The HIBEG Loan was assumed by Communication Systems in the Spinoffs.

    Certain Loans to the Company

         In addition to the transactions listed above, Messrs. Sippel and Suter have jointly and severally guaranteed two loans each in the amount of SF 600,000 (approximately $444,400) and each of Messrs. Sippel, Suter and Holthuizen have jointly and severally guaranteed IAT AG's credit line in the amount of SF 700,000 (approximately $518,500) under IAT AG's credit agreement with Swiss Bank Corporation for SF 1,900,000 (approximately $1.41 million). The Company's line of credit with the Swiss Bank Corporation was reduced to the aggregate principal amount of SF 1,300,000 (approximately $900,000 at current exchange rates), and Multimedia agreed with Swiss Bank Corporation to repay IAT AG's credit line in monthly installments of approximately $140,000, the first installment of which was made on October 31, 1997. In connection with the agreement between Multimedia and Swiss Bank Corporation pursuant to which Multimedia is repaying IAT AG's credit line installments, Multimedia was assigned the rights of Swiss Bank Corporation under the guarantees of Messrs. Sippel, Suter and Holthuizen. Multimedia and Messrs. Sippel, Suter and Holthuizen have entered into an amended and restated agreement dated as of December 22, 1997 pursuant to which Messrs. Sippel, Suter and Holthuizen agreed to sell 50,000, 50,000 and 20,000 shares of Common Stock, respectively, subject to their respective Lock-up Agreements, the Stockholders' Agreement and applicable laws and that the proceeds of such sale have been pledged to Multimedia to secure their performance under the guarantees. Vertical has consented to such sales pursuant to the Stockholders' Agreement. Any proceeds in excess of their obligation under the guarantees will be delivered to Messrs. Sippel, Suter and Holthuizen. In addition, Messrs. Sippel, Suter and Holthuizen have agreed to waive their claims against the Company under the guarantees upon termination of their obligations under the amended and restated agreement and have agreed not to form a "group" as such term is defined in the Exchange Act and the rules and regulations promulgated thereunder. Such shares were sold in March 1998 pursuant to Rule 144 and the Company received approximately $494,000 of the proceeds of such sales. IAT Germany entered into a line of credit with Volksbank Sottrum in the amount of DM 1,050,000 (approximately $675,000). IAT AG, HIBEG and Dr. Vogt have each guaranteed the amount of DM 350,000 (approximately $225,000) of this line of credit. These guarantees are offset by a lien on accounts receivables. In addition, IAT AG has agreed with Volksbank Sottrum that IAT AG will insure that IAT Germany has sufficient capital to ensure that IAT Germany will be able to meet all of its obligations, including its obligations under its loan agreement to Volksbank Sottrum. This loan has been assumed by Communication Systems in the Spinoffs.

PRIVATE PLACEMENT AND RELATED TRANSACTIONS

         Simultaneously with the Exchange, pursuant to the Stock Purchase Agreement between the Company, IAT AG, IAT Germany and Vertical dated October 4, 1996, the Company completed a private placement (the "Private Placement") and issued an aggregate of 1,875,000 shares of Series A Preferred Stock (giving effect to the Company's recapitalization) and the warrants to Vertical, Behala Anstalt, Lupin Investments Services Ltd., Heinously Financial Ltd. and A.i. Cereal for an aggregate gross purchase price of $1.5 million or $.80 per share of Series A Preferred Stock of Multimedia (the "Private Placement").

         Upon consummation of the Company's IPO in April 1997 all outstanding shares of the Series A Preferred Stock were converted into shares of Common Stock.

         The Stock Purchase Agreement contains certain continuing obligations of the Company. Pursuant to the Stock Purchase Agreement, Vertical has the right to designate the Chairman of the underwriting committee which is vested with full and exclusive responsibility and authority on behalf of Multimedia to select an underwriter and to negotiate all of the terms and conditions of any such underwriting. In the event that the underwriting committee is unable to produce a majority vote on any particular issue, such issue shall be decided by a vote of the Board of Directors of Multimedia, provided, that the resolution of any such issue by the Board of Directors shall not be effectuated without the written consent of Vertical.

         The Stock Purchase Agreement further provides that until October 24, 1999 Multimedia shall pay to Vertical monthly compensation of $12,000 for the services of the Co-Chairman of the Company nominated by Vertical. Jacob Agam is the current nominee of Vertical. Multimedia further agreed that, for so long as Vertical shall hold the Series A Preferred Stock (or Common Stock issued upon conversion of its Series A Preferred Stock or upon exercise of the Investor Warrant), without Vertical's consent, the composition of the Board of Directors of IAT AG and IAT Germany shall be identical to the composition of the Board of Directors of Multimedia; provided that, consent shall not be withheld if required to comply with Swiss law.

         Multimedia has further agreed that it will cause IAT AG and IAT Germany not to issue, and will not permit the issuance of, any shares of capital stock (or any security convertible into shares of capital stock) of IAT AG or IAT Germany, it being the intention of Multimedia and Vertical that IAT AG shall remain a direct or indirect wholly-owned subsidiary of Multimedia and IAT Germany shall remain a direct or indirect subsidiary of Multimedia.

         Amendment No. 1 to the Stock Purchase Agreement provides that Vertical shall not enter into an agreement or make any investment in an entity engaged in the video conferencing business prior to January 1, 1998 and that subsequent to January 1, 1998, Vertical, prior to entering into an agreement or making any investment in an entity engaged in the video conferencing business will provide the Company the opportunity to enter into such agreement or make such investment instead of Vertical.

         In connection with the Private Placement, the Company also entered into the Investor Rights Agreement with Vertical which provides that Vertical has the right, but not the obligation, to nominate as a member of the management slate for election to the Company's Board of Directors one or two persons for so long as Vertical will hold at least 5% or 10%, respectively, of the Series A Preferred Stock (or at least 5% or 10%, respectively, of the Common Stock issuable upon conversion of the Series A Preferred Stock or upon exercise of the Investor Warrants). The Company agreed that one such person shall be elected Co-Chairman of the Board of Directors of the Company. Pursuant to the Indenture, in the event that Vertical ceases to have the right to nominate two persons as members of the management slate for election to the Board of Directors of Multimedia a Change of Control will occur. Therefore, in the event that Vertical sells or otherwise disposes of shares of Common Stock in an amount that would reduce its ownership of Common Stock below 10% of the outstanding Common Stock, a Change of Control will occur and the Company will be obligated to repurchase the Notes. Although Vertical has agreed not to sell or otherwise dispose of its shares of Common Stock until March 27, 2000 without the consent of the Representative, there can be no assurance that Vertical will not sell or otherwise dispose of its shares of Common Stock after such time or that Vertical will not sell or otherwise dispose of such shares before March 27, 2000 with the consent of the Representative. The Investor Rights Agreement further provides for one demand and two piggy-back registration rights with respect to the Common Stock issuable upon conversion of the Series A Preferred Stock and the exercise of the Investor Warrants.

         In addition, also in connection with the Private Placement, the Company entered into the Marketing Agreement with General Capital, an affiliate of Vertical. The Marketing Agreement provides that General Capital will assist the Company in connection with marketing its products worldwide, arranging debt or equity financing for the Company's products to be purchased by its customers, and arranging financing for the Company's operations, leasing programs, joint ventures and distribution arrangements, in each case for the further enhancement of the Company's marketing strategy. The Marketing Agreement has a five year term expiring on October 26, 2001. Pursuant to the Marketing Agreement, the Company paid $100,000 at the closing of the Private Placement and the remaining $400,000 in connection with the IPO, which payment was made with a portion of the proceeds of the IPO. The Company has charged the Marketing Agreement expenses to Selling Expenses in the year ended December 31, 1997.

ESCROW SHARES

         Immediately prior to the initial public offering ("IPO") of the Company, the then-existing stockholders of the Company deposited an aggregate of 498,285 shares of Common Stock into escrow (the "Escrow Shares") in connection with the IPO. The Escrow Shares are not assignable or transferable. Of the Escrow Shares: 166,095 would have been released from escrow if, for the fiscal year ending December 31, 1997, the Company's minimum revenues (the "Minimum Revenues") had equaled or exceeded $5.5 million. IAT's Minimum Revenues for the year ended December 31, 1997 were less than $5.5 million and accordingly, the target for release described was not met.

         The Minimum Revenues and Minimum Pretax Income amounts and closing bid price levels set forth above were determined by negotiation between the Company and the IPO Underwriters and should not be construed to imply or predict any future earnings by the Company or any increase in the market price of the Common Stock.

         Provisions related to the Escrowed shares and the Escrow Agreement are set forth in the accompanying Company's Annual Report for the year ended December 31, 1998, under the caption "Item 12--Security Ownership of Certain Beneficial Owners and Mangement--Escrow Shares" a copy of which accompanied the mailing of this proxy statement.

POTENTIAL CONFLICT OF INTEREST

         Professor Rudolf Seiler and Dr. Vogt have formed a corporation organized under German law, which is not expected to compete with the Company, to develop new products and other inventions of Professor Seiler. Dr. Vogt owns 44% of this corporation, Dr. Vogt is expected to devote substantially all of his business time to Communication AG and Communication Systems. IAT expects to license its wavelet technology or a portion of its technology to the new company at some point in the future.

FSE ACQUISITION

         In November 1997, the Company purchased 100% of the capital stock of the general partner of FSE and 80% of the limited liability company shares of FSE. Pursuant to the provisions of the applicable agreement, Dr. Simmet has the right, under certain circumstances, to make withdrawals in the aggregate amount of approximately $1,000,000 from the Partner Offset Account.

         In December 1995, Dr. Simmet made a loan to FSE in the aggregate principal amount of approximately DM 252,000 (approximately $175,000) bearing interest at 6% per annum and maturing in December 1996. The outstanding principal amount of the loan plus interest was transferred to the Partner Offset Account and subsequently repaid to Dr. Simmet through a withdrawal from the Partner Offset Account. In connection with the purchase of FSE by Dr. Simmet in December 1995, Dr. Simmet received a bank loan in the aggregate principal amount of DM 1,233,330 (approximately $700,000) which was guaranteed by FSE and secured by a pledge of FSE's merchandise inventory, trade accounts receivables, leasehold improvements, operating and office equipment (including automobiles), furniture and fixtures. The principal amount of the loan plus interest, approximately DM 1,600,000 (approximately $900,000), was repaid by Dr. Simmet in November 1997 with a portion of the proceeds received by Dr. Simmet in connection with the sale of FSE to the Company.

SPINOFFS

     The Company has completed the restructuring of one of its German subsidiaries and its Swiss subsidiary. These transactions were effected through the (i) Participation Agreement dated as of March 5, 1998 by and among IAT Communication Systems GmbH (Germany) ("Communication Systems"), IAT AG, Dr. Viktor Vogt, and Hanseatische Industrie-Beteiligungen GmbH ("HIBEG"), (ii) Spinoff Agreement dated March 5, 1998 by and among IAT Deutschland GmbH Interaktive Mediensysteme (Germany) ("IAT Germany") and Communication Systems,
(iii) Agreement concerning the Assignment and Transfer of Corporate Shares dated as of March 5, 1998 by and among HIBEG, IAT Germany, and IAT AG, (iv) Loan Transfer Agreement dated as of March 5, 1998 by and among HIBEG, IAT Germany, and Communication Systems, (v) Option Agreement dated as of March 5, 1998 by and among Dr. Viktor Vogt and HIBEG, (vi) Spinoff Agreement (the "Swiss Spinoff Agreement") dated as of March 11, 1998 by and among the Company, Dr. Viktor Vogt, and IAT Communication AG, (vii) Transfer Agreement (the "Transfer Agreement") dated as of March 11, 1998 by and among the Company, Dr. Viktor Vogt, and Communication AG, (viii) Agreement on the Acquisition of Assets dated as of March 18, 1998 between IAT AG and Communication AG, (ix) Amendment No. 1 to the Transfer Agreement dated as of March 24, 1998, (x) the Restructuring Agreement dated as of March 5, 1998 by and among IAT Germany, IAT AG, Dr. Vogt and HIBEG, (xi) the Articles of Association of Communication Systems, (xii) the Promissory Note by Communication AG to the

Company, (xiii) the Promissory Note by Communication AG to IAT AG, and (xiv) the Promissory Note by Communication AG to Dr. Viktor Vogt. The following summary of the terms of such agreements is qualified in its entirety by reference to such agreements, copies of each of which are incorporated by reference or attached hereto.

     German Restructuring. On March 5th and 6th, the Company spun off substantially all of the assets and the liabilities (other than intercompany amounts) of one of its majority-owned German subsidiaries, IAT Germany, which has provided the Company's research and development and has functioned as the Company's sales and marketing arm for multimedia products in Germany, into a newly formed German company, Communication Systems. The transfer was given economic effect at January 1, 1998.

     Communication Systems will initially be owned jointly by HIBEG, a development agency of the Federal State of Bremen, Germany (2%), Dr. Viktor Vogt (78%), the Company's wholly-owned Swiss subsidiary, IAT AG (15%), and Mr. Arno Lubben (in trust for the employees of Communication Systems to be selected later by Dr. Vogt) (5%). IAT AG, Dr. Vogt and HIBEG will each have a veto over all shareholder resolutions of Communication Systems.

     In connection with the restructuring, HIBEG transferred all of its approximately 25% interest in IAT Germany to IAT AG for a purchase price of DM 175,700 (approximately $100,000), and IAT Germany became a wholly-owned subsidiary of IAT AG. In addition, IAT AG has agreed that it will contribute its 80% ownership of FSE to IAT Germany, that IAT Germany will continue to operate in Bremen and that IAT AG will not transfer IAT Germany's corporate seat without the consent of HIBEG.

         In connection with the German restructuring, the Company contributed approximately $650,000 to IAT Germany which was transferred, along with other assets of IAT Germany, to Communication Systems. The Company's contribution of approximately $650,000, together with the other assets transferred to Communication Systems, equaled the liabilities of IAT Germany assumed by Communication Systems. Dr. Vogt has contributed approximately $600,000 to Communication Systems. The Company expects that these funds, along with funds that Communication Systems hopes to raise from other sources, will be used by Communication Systems to continue research & development, sales and marketing of multimedia and compression/decompression products. Communication Systems assumed substantially all of the liabilities of IAT Germany (other than intercompany amounts). IAT Germany has represented and warranted that the liabilities assumed by Communication Systems were not be more than the assets transferred to Communication Systems and IAT Germany has agreed to pay Communication Systems an amount equal to the nominal value of such shortfall. The Company has no further obligation to make future contributions to Communication Systems.

     The core business of Communication Systems involves systems, system kits, and software system solutions for visual communications, with a focus on tele-medicine and industrial solutions (tele-service). IAT AG intends to cooperate with Communication Systems with regard to the Swiss, French, and other markets. IAT AG undertook to make components and know-how available to Communications Systems at market rates and reasonable conditions, as they are offered to third parties.Communication AG assumed these obligations in the Swiss restructuring.

     In connection with the German restructuring, Dr. Vogt has granted HIBEG an option to acquire approximately 23% of the outstanding shares in Communication Systems at their nominal (par) value. HIBEG may exercise its option at any time until June 30, 1998.

     Communication Systems has also assumed all rights and obligations under a credit agreement dated December 19, 1995 between HIBEG, as creditor, and IAT Germany, as debtor, relating to a loan in the aggregate principal amount of DM 750,000.

     IAT Germany has agreed not to compete for a period of five years with the present core business of Communication Systems (systems, system kits and software system solutions for visual communications) within Germany.

     Swiss Restructuring. The Company has reached agreements with Dr. Vogt to transfer certain of the assets and liabilities of IAT AG, other than, among others, the Company's intellectual property and the ownership interests in IAT Germany, to Communication AG, a newly formed Swiss corporation which is owned jointly by Dr. Vogt (69%), other key managers and directors of Communication AG (16%) and IAT AG (15%). The Company closed this transaction on March 24, 1998 (the "Closing Date").

     On the Closing Date,Communication AG gave IAT AG its three year note (the "Purchase Price Note"), denominated in U.S. Dollars, with an aggregate principal amount equal to the book value of the transferred assets less the book value of the assumed liabilities as of the January 1, 1998 plus the pro-rata portion of any prepaid expenses and any portion of the liabilities assumed by Communication AG which were paid by IAT AG prior to the Closing Date. The Purchase Price Note has an aggregate principal amount of approximately $325,000 (which will be reduced by the amount of certain expenses of IAT AG to be paid by Communication AG). The Purchase Price

Note will pay interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 beginning September 1, 1998. The Purchase Price Note will be due and payable on the third anniversary of the Closing Date.
The Purchase Price Note may be pre-paid at any time without penalty.

     On the Closing Date, the Company loaned Communication AG $250,000 (the "IAT Loan") which is evidenced by Communication AG's note (the "IAT Note"). The IAT Note will pay interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 beginning September 1, 1998. The IAT Note will be due and payable on the earlier of (i) the third anniversary of the Closing Date and (ii) the date on which Communication AG closes one or more funding transactions resulting in issuance of Communication AG's (A) debt with an aggregate principal amount of SF 1,000,000 or more, (B) capital stock for consideration of SF 1,000,000 or more, or (C) any combination of (A) or (B) amounting to SF 1,000,000 or more. The IAT Note may be pre-paid at any time without penalty. The Company has no further obligation to make future contributions to Communication AG.

     On the Closing Date, Dr. Vogt loaned Communication AG $250,000 (the "Vogt Loan") which is evidenced by Communication AG's note (the "Vogt Note"). The Vogt Note will pay interest at the rate of 3% per annum, payable semi-annually on March 1 and September 1 beginning September 1, 1998. The Vogt Note will be due and payable on the third anniversary of the Closing Date. The Vogt Note may be pre-paid at any time without penalty; provided, however, that the Vogt Note may not be paid prior to the time that the IAT Note and the Purchase Price Note are paid in full. The Vogt Note is subordinated to the IAT Note and the Purchase Price Note.

     The Company will maintain its ownership of all intellectual property developed for its multimedia and compression/decompression hardware and software products and expects, through its subsidiary IAT AG, to derive future revenue through licensing fees and royalty generation associated with its technology. In connection with such Swiss restructuring, the Company has granted Communication AG a non-exclusive five-year license to use IAT AG's intellectual property for multimedia and compression/decompression applications.Communication AG has the right to grant sublicenses to Communication Systems and other affiliates. In most cases, the royalty varies between 10% and 20% of the sales price of the software sold.Communication AG has a five-year option to purchase a 50% co-ownership of IAT AG's intellectual property for $1 million. Upon the exercise of such option, the royalty paid by Communication AG to IAT AG would be cut in half and IAT AG would pay Communication AG half of the royalties received by IAT AG from third-parties. In addition, after exercise of the option,Communication AG can grant sub-licenses to third-parties or transfer the license or co-ownership interest, in each case subject to the consent of IAT AG.

     Future Agreements. The Company expects to enter into additional agreements with Communication Systems and Communication AG covering the marketing of products developed by the Company and to be produced by Communication Systems and Communication AG as a result of the Spinoffs. However, there can be no assurances that any such agreements will be entered into.

     Subsidiaries. After the Spinoffs, the Company will own 80% of FSE, 100% of IAT AG and IAT Germany and 15% of each of Communication Systems and Communication AG. The Company expects to transfer its 80% ownership of FSE to IAT Germany in the second half of 1998.

     Dr. Vogt. In connection with the restructuring of IAT AG and IAT GmbH, Dr. Vogt has resigned from his positions as Co-Chairman and CEO of Multimedia and from management positions in Multimedia's subsidiaries. Dr. Vogt continues to provide services to Multimedia as a director and a consultant. In addition, Dr. Vogt and the Company have agreed to a three-year consulting contract whereby Dr. Vogt will provide the Company with his services in respect of (i) evaluation and analysis of technology issues, (ii) identification, evaluation and integration of acquisitions for the Company and (iii) such other matters as the Board of Directors of Multimedia may request and Dr. Vogt may agree to. In connection with such consulting agreement, Dr. Vogt will be entitled to receive the sum of $2,000 per month for his normal duties. The Company and Dr. Vogt will negotiate fees for services above Dr. Vogt's normal duties. In addition, the Company will reimburse Dr. Vogt for his reasonable expenses in connection with his work for the Company. The Company expects that Dr. Vogt has entered into a consulting agreement with FSE to help integrate FSE and IAT for which FSE will pay Dr. Vogt $2,000 per month, plus reimbursement of reasonable expenses, for such services. In addition, Dr Vogt will receive options to purchase 50,000 shares of Common Stock.

                                 PROPOSAL NO. 2

                      APPOINTMENT OF INDEPENDENT AUDITORS

         Audited financial statements of the Company and its consolidated subsidiaries are included in the Company's annual report, a copy of which has been furnished to all stockholders of record. Upon recommendation of the Audit Committee, the Board of Directors has appointed Rothstein, Kass & Company, P.C. to examine its consolidated financial statements for the year ended December 31, 1998 and has determined it desirable to request that the stockholders approve such appointment. Representatives of Rothstein, Kass & Company, P.C. will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are also expected to be available to respond to appropriate questions.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ROTHSTEIN, KASS & COMPANY, P.C. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR ENDED DECEMBER 31, 1998.


                                 PROPOSAL NO. 3

                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                    TO INCREASE NUMBER OF AUTHORIZED SHARES

         On June [__], 1998, the Board of Directors of the Company unanimously adopted a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Company (the "Certificate") increasing the authorized total number of shares of the Company from 22,375,000 to 61,875,000, and increasing the authorized number of shares of Common Stock of the Company, par value $.01 per share, from 20,000,000 to 50,000,000, and increasing the authorized number of Preferred Stock of the Corporation, par value $.01 per share, from 500,000 to 10,000,000 and directed that the amendment be submitted to the stockholders of the Company for their review, adoption and approval at the Company's 1998 annual meeting of stockholders.

         If approved by the Stockholders, Section 4A(ii) of the Amended and Restated Certificate of Incorporation shall be amended to read in its entirety as follows:

               "(ii) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 61,875,000; 50,000,000 shares shall be Common Stock, par value $.01 per share, 10,000,000 shall be Preferred Stock, par value $.01 per share, and 1,875,000 shares shall be Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock")."

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.


                                 PROPOSAL NO. 4

                 AMENDMENT TO BYLAWS TO AMEND THE REQUIREMENTS
                   FOR A QUORUM AT A MEETING OF STOCKHOLDERS

         On June [__], 1998, the Board of Directors of the Company unanimously adopted a resolution setting forth a proposed amendment to the By-laws of the Company reducing the number of stockholders required to constitute a quorum at meeting thereof. Currently, the By-laws state that a quorum requires the holders of a majority of the common stock be present (in person or proxy) at a meeting of stockholders.

         If approved by the Stockholders, the paragraph beginning "-Quorum." of
Section 6 of the By-Laws would be amended to read in its entirety as follows:
"--QUORUM. The holders of one third of the outstanding voting shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum."

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE AMENDMENT.

                                 OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's directors and officers and persons who own more than 10% of a class of the Company's equity securities which are registered under the Exchange Act to file with the Commission initial reports of ownership and reports of changes of ownership of such registered securities. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company, no person required to file such a report failed to file on a timely basis.

DELIVERY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K

         The Company's Annual Report on Form 10-K for the year ended December 31, 1997, including consolidated financial statements and other information (the "1997 Annual Report"), accompanies this Proxy Statement but does not form a part of the proxy soliciting material. Although the 1997 Annual Report is being provided to stockholders, in accordance with applicable rules of the Commission, the Company notes the following:

         The Company will provide each of its stockholders, without charge, upon the written request of any such person, a copy of the 1997 Annual Report, required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company's most recent fiscal year. Exhibits to the 1997 Annual Report will not be supplied unless specifically requested, for which there may be a reasonable charge. Those stockholders wishing to obtain a copy of the 1997 Annual Report should submit a written request to the Company, Geschaftshaus Wasserschloss, Aarestrasse 17, CH-5300, Vogelsang-Turgi, Switzerland.
         Attention: Klaus Grisseman.



JUNE [__]. 1998

BY ORDER OF THE BOARD OF DIRECTORS

                                   PROXY CARD

                        IAT MULTIMEDIA, INC. PROXY FORM

            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR
                      THE ANNUAL MEETING OF STOCKHOLDERS
                                JUNE [__], 1998

The undersigned hereby appoint(s) Jacob Agam and Klaus Grissemann, or either of them, each with full power of substitution, as proxies to vote all stock in IAT Multimedia, Inc. that the undersigned would be entitled to vote on all matters that may come before the 1998 Annual Meeting of Stockholders and any adjournments thereof.

Returned proxy forms will be voted: (1) as specified on the matters listed on the reverse side of this form; (2) in accordance with the Directors' recommendations where a choice is not specified; and (3) in accordance with the judgment of the proxies on any other matters that properly come before the meeting.

Your shares will not be voted unless your signed Proxy Form is returned to IAT Multimedia, Inc. or you otherwise vote at the meeting.


INSTRUCTIONS Mark votes by placing an "x" in the appropriate [ ]. The Board of Directors recommends a vote FOR the proposals relating to:

1.     Election of Directors (to withhold vote for any nominee, write his       FOR          AGAINST          ABSTAIN
       name on the line provided)                                               [ ]            [ ]              [ ]
       Jacob Agam, Klaus Grissemann, Volker Walther, Viktor Vogt,
       Erich Weber and Robert Weiss



2.     To ratify the appointment of Rothstein, Kass & Company, P.C. as          [ ]            [ ]              [ ]
       independent auditors of the Company for the fiscal year ending
       December 31, 1998.

3.     To amend the Company's Certificate of Incorporation to increase the      [ ]            [ ]              [ ]
       number of authorized shares to 60 million, of which, 50 million will be common shares and 10 million will be preferred shares.

4.     To amend the Company's Bylaws to reduce the number of                    [ ]            [ ]              [ ]
       stockholders required to present at a meeting thereof to constitute a quorum from holders of a majority of outstanding stock to holders of one-third of outstanding stock.

SIGNATURE(S)                                        Dated:               , 1998
            ---------------------------------------       ---------------

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.